LCS INDUSTRIES, INC. AND SUBSIDIARIES
                      COMPUTATION OF EARNINGS PER SHARE AND
                             COMMON EQUIVALENT SHARE
                     For the Three Months Ended December 31,
                                   (Unaudited)

                                                              Three Months
                                                      ----------------------------
                                                         1995              1994
                                                      ----------        ----------
Weighted average shares outstanding ..........         4,191,841         3,931,808

Weighted average - dilutive stock options ....           691,483           307,770

Shares issuable in connection with the
   acquisition of Catalog Resources, Inc. ....           195,096           195,096
                                                      ----------        ----------
                                                       5,078,420         4,434,674
                                                      ==========        ==========

Net income ...................................        $2,508,694        $1,283,475

Earnings per share and common equivalent share        $      .49        $      .29
                                                      ==========        ==========
